                                 PERKINS COIE
             A LAW PARTNERHIP INCLUDING PROFESSIONAL CORPORATIONS
        1201 THIRD AVENUE, 40TH FLOOR o SEATTLE, WASHINGTON 98101-3099
            TELEPHONE: (206) 583-8888 o FACSIMILE: (206) 583-8500


                                October 2, 1995

NeoRx Corporation
410 West Harrison Street
Seattle, Washington  98119

          RE:      REGISTRATION OF 650,000 SHARES OF COMMON STOCK OF NEORX
                   CORPORATION

Ladies and Gentlemen:

          This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 650,000 shares of common stock, par value $.02 per share (the "Shares"), of NeoRx Corporation (the "Company").

          We have examined the Registration Statement on Form S-3 of the Company with respect to the Shares (the "Registration Statement") and such corporate records, certificates and other documents as we have deemed necessary or appropriate for the purpose of this opinion.

          Based on the foregoing, with respect to the Shares, we advise you that in our opinion, when the following events have occurred:

          (a) The Registration Statement has become effective under the Act; and

          (b) The Shares have been issued and sold as contemplated in the Registration Statement and in accordance with corporate and governmental authorization;

the Shares will be duly authorized, validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions" in the related Prospectus for the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                       Very truly yours,

                                                       PERKINS COIE